Exhibit 99.1

COTT REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS

•	Fourth quarter revenue declined 10.1% versus prior year to $371.4 million (1.6% decline excluding the impact of foreign exchange)

•	Gross margin of 9.6% for the quarter was flat versus the prior year fourth quarter

•	Loss per share of $0.19 for the quarter versus a loss per share of $1.05 in the prior year fourth quarter

•

Operating loss of $15.6 million for the quarter versus operating loss of $72.6 million in the prior year fourth quarter (adjusted operating loss of $4.7 million versus $6.2 million in the prior year fourth quarter)

•	In the U.S., market share gains and volume growth in the fourth quarter versus prior year

(All information in U.S. dollars)

TORONTO, ON and TAMPA, FL — February 26, 2009 — Cott Corporation (NYSE:COT; TSX:BCB), the world’s largest retailer brand soft drink provider, announced today its results for the fourth quarter and fiscal year ended December 27, 2008.

FOURTH QUARTER 2008 CONSOLIDATED RESULTS

Fourth quarter revenue declined 10.1% to $371.4 million, as compared to $413.2 million in the prior year period, primarily due to shifts in currency exchange rates and lower volumes outside of North America. Excluding the impact of foreign exchange, revenue declined 1.6%. Average selling price per case of filled beverage eight-ounce equivalents (“beverage case”) declined 5.9% in the fourth quarter of 2008, as compared to the prior year period, primarily due to the impact of foreign exchange in Canada, the U.K. and Mexico. See the accompanying reconciliation of revenue, excluding the impact of foreign exchange, to GAAP revenue.

Overall beverage case volume declined 4.5% to 185.4 million in the fourth quarter of 2008, as compared to 194.2 million in the prior year period. The principal cause of the year-over-year decline was lower sales of non-carbonated beverages in the quarter. Concentrate case volume was 80.8 million cases, as compared to 108.0 million cases in the prior year period. Concentrate sales in the prior year period were particularly high due to accelerated customer purchases in the fourth quarter of 2007 in advance of a significant price increase effective in January of 2008.

North America beverage case volume increased 0.9% to 140.0 million in the fourth quarter of 2008, as compared to 138.8 million in the prior year period. Volume growth in carbonated soft drinks (“CSD”) was driven by the Company’s private label refocus and consumers shifting to private label as a result of the weakened economy. This led to significant market share gains for Cott in the U.S. Nielsen grocery channel in the fourth quarter of 2008. In the U.K., beverage case volume declined 17.1% to 38.9 million in the fourth quarter of 2008 from 46.9 million in the prior year period due to increased promotional activity by the national brands and reduced promotional activity on private label as Cott increased prices, along with difficult macroeconomic conditions. In Mexico, beverage case volume declined 21.0% to 6.4 million in the fourth quarter of 2008, as compared to 8.1 million in the prior year period, due to lower volumes in all customer segments driven by soft consumer demand.

“We are glad to put 2008 behind us,” commented David Gibbons, Cott’s Chairman. “We are now starting to see the positive results of our efforts to refocus on our private label customers in North America, the engine of our business. I believe we are healthier today than we have been in the recent past. While the overall category continued to decline in the U.S., market share for our customers in the U.S. Nielsen grocery channels increased 1.2 percentage points during the fourth quarter,” continued Gibbons.

Fourth quarter 2008 gross margin was flat at 9.6%, as compared to the prior year period, as a decline in ingredient and packaging costs was offset by an adverse foreign exchange translation impact. Fourth quarter 2007 gross margin included a $4.5 million insurance reimbursement in the U.K. and a $6.5 million write-down of obsolete inventory in North America.

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2008 declined 11.7% to $40.1 million, as compared to $45.4 million in the prior year period, primarily due to lower compensation expense resulting from headcount reductions under our refocus plan. Compensation and benefits costs (excluding stock compensation) declined $4.8 million, or 27.3%, compared to the prior year period.

Operating loss for the fourth quarter of 2008 was $15.6 million, as compared to an operating loss of $72.6 million in the prior year period. The fourth quarter of 2008 included $10.1 million of asset impairment and restructuring charges compared to $66.4 million of asset impairment and restructuring charges in the prior year period. The adjusted operating loss was $4.7 million in the quarter, as compared to a loss of $6.2 million in the prior year period. See the accompanying reconciliation of adjusted operating loss to GAAP operating loss.

“In the fourth quarter we improved adjusted operating income compared to last year based on the strength of our performance in North America, where we also communicated price increases effective in 2009,” commented Jerry Fowden, Cott’s Chief Executive Officer. “Volume trends above last year in North America have continued in January and February of this year.”

“Excess availability under our ABL credit facility was $45.5 million at the end of 2008 and, thanks in part to improving volume trends in North America along with a tighter cash management process, excess availability was $55.0 million as of February 23, 2009. Due to seasonality, we expect that February will be the period of lowest availability under our

ABL facility in 2009. Our cash flow generation is improving and we were able to achieve modest reductions in our short-term borrowings during 2008,” commented Juan Figuereo, Cott’s Chief Financial Officer. We estimate our minimum capital expenditures, including maintenance, will be between $30 million and $35 million, and any investments above this level will be rigorously reviewed in light of our operating performance,” continued Figuereo.

Cott’s income tax benefit for the fourth quarter of 2008 was $13.5 million, as compared to a tax benefit of $5.4 million in the prior year period. The tax benefits for losses generated in the U.S. and Mexico cannot be recognized because it is more likely than not that the Company will not be able to fully utilize its deferred tax assets.

4th Quarter Key Indicators

	2008	2007
Case Volume (8oz MM)	266.2	302.2
Revenue ($MM)	$371.4	$413.2
Gross Margin	9.6%	9.6%
Restructuring, Asset Impairments & Other Charges ($MM)	$10.1	$66.4
Net Loss ($MM)	$13.2	$75.1
Reported loss per share	$0.19	$1.05

FOURTH QUARTER 2008 SEGMENT HIGHLIGHTS

During the fourth quarter of 2008, North America revenue declined $6.5 million or 2.3%, while beverage case volume increased 0.9%, as compared to the prior year period. The revenue decline was primarily due to a decrease in Canadian beverage case volume (due in part to the sale of an unprofitable bottled water business) and a 19.1% drop in the Canadian dollar to U.S. dollar exchange rate compared to the prior year period. In the U.S., beverage case volume increased 3.4%, as compared to the prior year period driven by a 1.2 percentage point share increase in the Nielsen grocery channel. Average selling price per beverage case for North America declined 3.0% in the fourth quarter of 2008, as compared to the prior year period, primarily due to the impact of product mix and foreign exchange. Canadian average selling price per beverage case in local currency increased 4.7% in the quarter.

“Year-over-year volume growth in the U.S. for the fourth quarter was a positive way to end the year. Retailers are strengthening their private label programs as consumers look to stretch their shopping dollars,” commented Fowden. “We will continue to support our retailers’ efforts to grow private label market share, and as we mentioned, we have seen continued volume growth as we move into 2009 in addition to improved U.S. gross margins due to higher prices. We also see improving conditions for private label as the commodity outlook has improved versus last year, which, coupled with a steadily growing trend of consumers shifting to private label, should result in encouraging market share gains for Cott,” added Fowden.

U.K. revenues declined 27.8% to $75.4 million on a beverage case volume decrease of 17.1%, as heavy national brand promotional activity combined with higher private label prices in 2008 reclaimed share gains achieved by private label in the fourth quarter of 2007. Excluding the impact of foreign exchange, revenue in the U.K. declined 6.8%. In Mexico, softness in the modern trade channel and the impact of reduced credit exposure resulted in a revenue decline of 30.6% to $11.8 million on a beverage case volume decrease of 21.0%. Excluding the impact of foreign exchange, revenue in Mexico declined 17.5%. RCI revenues declined 18.6% to $5.7 million in the quarter, as compared to $7.0 million in the prior year period, primarily as a result of significant advance purchases by concentrate customers in the fourth quarter of 2007 in advance of price increases in 2008. See the accompanying reconciliation of revenue, excluding the impact of foreign exchange, to GAAP revenue.

FULL YEAR 2008 CONSOLIDATED RESULTS

Full year 2008 revenue was down 7.2% to $1,648.1 million, as compared to $1,776.4 million in 2007, as lower volumes were partially offset by higher average net selling prices. Average net selling price per beverage case increased 0.2%, as compared to 2007. Excluding the impact of foreign exchange, revenue declined 5.8% compared to the prior year.

Beverage case volume decreased 7.4% to 782.2 million in 2008, as compared to 844.9 million in 2007. The principal cause of the year-over-year decline was the decline of sales in the CSD and water categories. North American beverage case volume decreased 7.4% to 581.0 million in 2008, primarily due to the continued decline of sales in the CSD category and heavy promotional activity by national brands during the first three quarters of 2008. Beverage case volume in the Mexico, U.K. and All Other operating segments, in total, decreased 7.4% to 201.2 million in 2008 compared to 217.3 million in 2007. Overall concentrate volume declined 20.9%, driven by a 30.8% decline in RCI concentrate case volume due to accelerated customer purchases in the fourth quarter of 2007 in advance of a significant price increase effective in January of 2008.

Full year 2008 gross margin decreased to 11.0%, as compared to 11.2% in 2007. The decrease in total gross margin was primarily a result of lower volume sales and a $1.7 million adverse impact of foreign exchange translation. These factors were partially offset by a slightly higher average net selling price per case, lower overall ingredient and packaging costs, and a more favorable product mix.

SG&A expenses in 2008 increased 11.1% to $179.8 million, as compared to $161.9 million in 2007. Compensation and benefits costs (excluding stock compensation) decreased $6.8 million, or 10.2%, compared to the prior year, primarily due to the impact of the refocus plan. The refocus plan included headcount reductions and a scale-back of branded initiatives. SG&A was also higher primarily due to higher expenses on previously capitalized IT costs and bad debt expense.

Full Year Key Indicators

	2008	2007
Case Volume (8oz MM)	1,118.5	1,270.2
Revenue ($MM)	$1,648.1	$1,776.4
Gross Margin	11.0%	11.2%
Restructuring, Asset Impairments & Other Charges ($MM)	$112.9	$90.8
Net Loss ($MM)	$123.9	$71.4
Reported loss per share	$1.75	$0.99

The full year 2008 operating loss was $113.0 million, as compared to an operating loss of $54.5 million for 2007. Full year restructuring and asset impairment charges were $112.9 million in 2008, compared to $90.8 million in 2007. Adjusted operating profit was $21.9 million in 2008, as compared to $36.3 million in 2007. See the accompanying reconciliation of adjusted operating profit to GAAP operating loss.

The Company’s effective tax rate for the full year was 13.9% in 2008 versus 16.3% in 2007. This difference was primarily due to the recognition of a $24.8 million deferred tax valuation allowance recorded in 2008 because it is more likely than not that the Company will not be able to fully utilize its deferred tax assets. The reduced effective tax rate compared to 2007 was also driven by a write-down of U.K. goodwill without tax relief, which was offset by a settlement of certain tax matters under audit.

“In our key North America business, our volumes are off to a better start in 2009 than we have seen in several years. We will continue to execute against our plan to refocus on private label and our 4 C’s– customers, cost, capex, and cash flow,” commented Fowden. “In North America, in addition to volume and market share gains thus far this year, we have successfully implemented price increases effective in January, and the retail price gaps remain attractive to consumers looking for value. We have also seen a more rational pricing and promotional environment across the entire CSD category. For the full year, the commodity outlook is much improved from what we experienced last year,” continued Fowden.

Fourth Quarter And Full Year Results Conference Call

Cott Corporation will host a conference call today, Thursday, February 26th, at 10:00 AM EST to discuss fourth quarter and full year 2008 financial results.

For those who wish to listen to the presentation, there is a listen-only, dial-in telephone line, which can be accessed as follows:

North America: (800) 588 4942

International: (416) 915 5761

The earnings conference call will be recorded and archived for playback on the web at http://www.cott.com.

About Cott Corporation

Cott Corporation is one of the world’s largest non-alcoholic beverage companies and the world’s largest retailer brand soft drink company. The Company commercializes its business in over 60 countries worldwide, with its principal markets being the United States, Canada, the United Kingdom and Mexico. Cott markets or supplies over 200 retailer and licensed brands, and Company-owned brands including Cott, RC, Vintage, Vess and So Clear. Its products include carbonated soft drinks, sparkling and flavored waters, energy drinks, sports drinks, juices, juice drinks and smoothies, ready-to-drink teas, and other non-carbonated beverages. The Company’s website is www.cott.com. The brand names and trademarks referenced in this press release are trademarks of Cott Corporation, its affiliated companies, customers, or other third parties.

Non-GAAP Measures

Cott supplements its reporting of operating income (loss) determined in accordance with GAAP by using adjusted operating income (loss) and adjusted operating profit. Management believes that certain charges are not pertinent to day-to-day operational decision making in the business. Therefore, Cott excludes these items from adjusted operating income (loss) and adjusted operating profit in determining adjusted operating income (loss) and adjusted operating profit, respectively. Revenue excluding the impact of foreign exchange is used to separate the impact of currency exchange rate changes from our results of operations. The term adjusted operating income (loss) excludes restructuring, asset impairment and goodwill impairment. The term adjusted operating profit excludes restructuring, asset impairment, executive severance and transition costs, interim CEO compensation, accelerated amortization associated with trademark write-offs, accelerated amortization associated with software, expense of previously capitalized software costs, accelerated depreciation and inventory write-off for vending operations and pick-up costs, settlement related to failed hot-filled bottling initiative and exchange rate variance. Cott excludes these items in order to more clearly focus on the factors it believes are pertinent to the daily management of the Company’s operations, and management uses these results to evaluate the impact of operational business decisions. Since Cott uses these adjusted financial results in the management of its business, management believes this supplemental information is useful to investors for their independent evaluation and understanding of the performance of the Company’s management and its core business performance. The non-GAAP financial measures described above are in addition to, and not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this earnings announcement reflect management’s judgment of particular items, and may be different from, and therefore may not be comparable to, similarly titled measures reported by other companies.

Safe Harbor Statements

This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to future financial operating results and related matters. The forward-looking statements are based on assumptions that volume and revenue will be consistent with historical trends, that interest rates will remain constant and debt levels will decline, and, in certain cases, on management’s current plans and estimates. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate.

Factors that could cause actual results to differ materially from those described in this press release include, among others: our ability to compete successfully, changes in demand for our products as a result of shifts in consumer tastes and preferences or otherwise; a loss of or reduction in sales to any significant customer, particularly Wal-Mart; our substantial debt levels and our ability to meet our debt obligations; our ability to maintain compliance with the covenants and conditions under our debt agreements; fluctuations in interest and exchange rates; further credit rating downgrades; further deterioration of the capital markets; fluctuations in commodity prices and our ability to pass on increased costs to our customers, and the impact of those increased prices on our volumes; our ability to maintain favorable arrangements and relationships with our suppliers; our exposure to intangible asset risk; our ability to manage our operations successfully; any disruption to production at our beverage concentrates or other manufacturing facilities; our ability to protect our intellectual property; the impact of regulation and regulatory, investigative and legal actions; unseasonably cold or wet weather; our ability to recruit, retain, and integrate new management and a new management structure; the volatility of our stock price; our ability to cure our share price deficiency and to return to compliance with the NYSE continued listing requirements; disruptions in our information systems; our ability to fully realize the expected cost savings and/or operating efficiencies from our restructuring activities; and numerous other matters of national, regional and global scale, including those of a political, economic, business and competitive nature.

The foregoing list of factors is not exhaustive. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors, contained in the Company’s Annual Report on Form 10-K for the year ended December 29, 2007 and its quarterly reports on Form 10-Q, as well as other periodic reports filed with the securities commissions. The Company does not undertake to publicly update or revise any of these statements in light of new information or future events.

CONTACT:

Kimball Chapman	Tel: (813) 313-1840	Website: www.cott.com

EXHIBIT 1

COTT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions of U.S. dollars except per share amounts, U.S. GAAP)
Unaudited

	For the Three Months Ended		For the Years Ended
	December 27, 2008	December 29, 2007	December 27, 2008	December 29, 2007
Revenue, net	$371.4	$413.2	$1,648.1	$1,776.4
Cost of sales	335.9	373.6	1,467.1	1,578.0

Gross profit	35.5	39.6	181.0	198.4

Selling, general and administrative expenses	40.1	45.4	179.8	161.9
Loss on disposal of property, plant & equipment	0.9	0.4	1.3	0.2
Restructuring and asset impairments
Restructuring	0.1	0.8	6.7	24.3
Goodwill impairments	—	55.8	69.2	55.8
Asset impairments	10.0	9.8	37.0	10.7

Operating loss	(15.6)	(72.6)	(113.0)	(54.5)

Other (income) expense, net	2.9	(1.6)	(2.9)	(4.7)
Interest expense, net	8.0	8.7	32.3	32.8
Minority interest	0.2	0.8	1.5	2.7

Loss before income taxes	(26.7)	(80.5)	(143.9)	(85.3)

Income tax recovery	(13.5)	(5.4)	(20.0)	(13.9)

Net loss	$(13.2)	$(75.1)	$(123.9)	$(71.4)

Net loss per common share
Basic	$(0.19)	$(1.05)	$(1.75)	$(0.99)
Diluted	$(0.19)	$(1.05)	$(1.75)	$(0.99)

Weighted average outstanding shares (thousands)
Basic	70,484	71,871	71,017	71,831
Diluted	70,484	71,871	71,017	71,831

EXHIBIT 2

COTT CORPORATION
CONSOLIDATED BALANCE SHEETS
(in millions of U.S. dollars, U.S. GAAP)
Unaudited

	December 27, 2008	December 29, 2007
ASSETS
Current assets
Cash & cash equivalents	$14.7	$27.4

Accounts receivable, net of allowance of $8.5 ($9.4 as of December 29, 2007)	164.4	195.4
Income taxes recoverable	8.0	32.8
Inventories	111.1	130.1
Prepaid and other expenses	9.3	10.2
Deferred income taxes	3.0	2.5

	310.5	398.4

Property, plant and equipment	346.8	388.4
Goodwill	27.0	108.3
Intangibles and other assets	169.6	236.0
Deferred income taxes	10.3	13.3
Other tax receivable	9.2	—

	$873.4	$1,144.4

LIABILITIES AND SHAREOWNERS’ EQUITY
Current liabilities
Short-term borrowings	$107.5	$137.0
Current maturities of long-term debt	7.6	2.4
Accounts payable and accrued liabilities	166.7	195.4

	281.8	334.8
Long-term debt	294.4	269.0
Other long-term liabilities	16.0	18.1
Other tax liabilities	18.3	36.6
Deferred income taxes	16.0	34.1

	626.5	692.6
Contingencies and Commitments

Minority interest	17.1	19.6

Shareowners’ equity
Capital stock	275.0	275.0
Treasury stock	(6.4)	—
Restricted shares	—	(0.4)
Additional paid-in-capital	38.1	32.2
(Accumulated deficit) retained earnings	(30.8)	93.1
Accumulated other comprehensive income	(46.1)	32.3

	229.8	432.2

	$873.4	$1,144.4

EXHIBIT 3

COTT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions of U.S. dollars, U.S. GAAP)
Unaudited

	For the Three Months Ended		For the Years Ended
	December 27, 2008	December 29, 2007	December 27, 2008	December 29, 2007
Operating Activities
Net loss	$(13.2)	$(75.1)	$(123.9)	$(71.4)
Depreciation and amortization	19.8	18.4	80.7	71.7
Amortization of financing fees	0.3	1.0	1.1	1.8
Share-based compensation expense	0.2	1.6	5.6	4.2
Deferred income taxes	(10.2)	(5.3)	(13.4)	0.1
(Decrease) increase in other tax liabilities	(11.6)	(3.0)	(22.7)	0.9
Minority interest	0.2	0.8	1.5	2.7
Gain on repurchase of notes		(0.4)	—	(0.4)
Loss on disposal of property, plant & equipment	0.9	0.4	1.3	0.2
Asset impairments	2.0	9.8	1.6	10.7
Intangbile asset impairments	8.0	—	35.4	—
Goodwill asset impairments	—	55.8	69.2	55.8
Lease contract termination loss	—	—	0.3	12.5
Lease contract termination payments	(0.7)	(0.2)	(3.8)	(7.7)
Other non-cash items	—	(1.7)	4.8	(0.1)
Change in accounts receivable	3.5	9.4	8.5	(7.3)
Change in inventories	7.7	15.1	6.4	7.0
Change in prepaid expenses and other current assets	2.1	2.4	(0.7)	0.8
Change in other assets	—	—	(6.0)	—
Change in accounts payable and accrued liabilities	0.1	(1.3)	(3.8)	13.0
Change in income taxes recoverable	16.1	3.8	24.8	(15.0)

Net cash provided by operating activities	25.2	31.5	66.9	79.5

Investing Activities
Additions to property, plant and equipment	(9.2)	(22.9)	(55.9)	(73.3)
Additions to intangibles	—	(0.8)	(3.4)	(3.9)
Proceeds from disposal of property, plant & equipment	2.0	0.5	4.5	1.3
Acquisition of businesses and business assets		(2.2)	—	(2.2)

Net cash used in investing activities	(7.2)	(25.4)	(54.8)	(78.1)

Financing Activities
Payments of long-term debt	(4.5)	(6.1)	(9.0)	(8.3)
Issuance of long-term debt	0.2	1.4	33.8	1.4
Payments on credit facility, net	—	—	(127.5)	—
Short-term borrowings, net	0.1	22.0	(8.1)	23.1
Short-term borrowings, ABL	205.8	—	1,237.7	—
Short-term repayments, ABL	(219.8)	—	(1,130.2)	—
Distributions to subsidiary minority shareowner	(1.2)	(1.0)	(3.9)	(3.9)
Issuance of common shares	—	—	—	0.5
Purchase of treasury shares	—	—	(6.4)	—
Deferred financing fees	(0.3)	—	(5.3)	—
Other financing activities	—	(0.1)	(0.4)	(0.4)

Net cash (used in) provided by financing activities	(19.7)	16.2	(19.3)	12.4

Effect of exchange rate changes on cash	(4.2)	0.2	(5.5)	0.2

Net (decrease) increase in cash	(5.9)	22.5	(12.7)	14.0

Cash, beginning of period	20.6	4.9	27.4	13.4

Cash, end of period	$14.7	$27.4	$14.7	$27.4

EXHIBIT 4

COTT CORPORATION
SEGMENT INFORMATION
(in millions of U.S. dollars, U.S. GAAP)
Unaudited

	For the Three Months Ended		For the Years Ended
	December 27, 2008	December 29, 2007	December 27, 2008	December 29, 2007
Revenue
North America	$278.4	$284.9	$1,178.0	$1,274.9
United Kingdom	75.4	104.3	385.3	405.3
Mexico	11.8	17.0	61.9	69.4
RCI	5.7	7.0	22.0	26.8
All Others	0.1	—	0.9	—

	$371.4	$413.2	$1,648.1	$1,776.4

Operating income (loss)
North America	$(13.2)	$(71.9)	$(56.3)	$(78.4)
United Kingdom	0.3	(0.7)	(53.5)	$16.6
Mexico	(4.2)	(1.1)	(8.8)	$1.7
RCI	2.2	2.9	8.1	$10.7
All Others	(0.7)	(1.8)	(2.5)	(5.1)

	$(15.6)	$(72.6)	$(113.0)	$(54.5)

Volume - 8 oz equivalent cases - Total Beverage (including concentrate)
North America	158.8	154.6	665.8	699.6
United Kingdom	40.8	49.2	189.2	198.8
Mexico	6.4	8.1	29.4	34.0
RCI	60.1	89.7	233.4	337.2
All Other	0.1	0.6	0.7	0.6

	266.2	302.2	1,118.5	1,270.2

Volume - 8 oz equivalent cases - Filled Beverage
North America	140.0	138.8	581.0	627.6
United Kingdom	38.9	46.9	171.1	182.9
Mexico	6.4	8.1	29.4	34.0
RCI	—	—	—	—
All Other	0.1	0.4	0.7	0.4

	185.4	194.2	782.2	844.9

EXHIBIT 5

COTT CORPORATION
Analysis of Revenue by Geographic Region
(in millions of U.S. dollars, U.S. GAAP)
Unaudited

	For the Three Months Ended
	December 27, 2008
(In million of U.S. dollars)	Cott [1]	North America	United Kingdom	Mexico	RCI	All Other
Change in revenue	$(41.8)	$(6.5)	$(28.9)	$(5.2)	$(1.3)	$0.1
Impact of foreign exchange	35.8	9.8	23.4	2.7	—	(0.1)

Change excluding foreign exchange	$(6.0)	$3.3	$(5.5)	$(2.5)	$(1.3)	$(0.0)

Percentage change in revenue	-10.1%	-2.3%	-27.7%	-30.6%	-18.6%	N/A

Percentage change in revenue excluding foreign exchange	-1.6%	1.2%	-6.8%	-17.5%	-18.6%	N/A

	For the Year Ended
	December 27, 2008
(In million of U.S. dollars)	Cott [1]	North America	United Kingdom	Mexico	RCI	All Other
Change in revenue	$(128.3)	$(96.9)	$(20.0)	$(7.5)	$(4.8)	$0.9
Impact of foreign exchange	27.6	(2.6)	29.9	0.4	—	(0.1)

Change excluding foreign exchange	$(100.7)	$(99.5)	$9.9	$(7.1)	$(4.8)	$0.8

Percentage change in revenue	-7.2%	-7.6%	-4.9%	-10.8%	-17.9%	N/A

Percentage change in revenue excluding foreign exchange	-5.8%	-7.8%	2.6%	-10.3%	-17.9%	N/A

[1]	Cott includes the following reporting units: North America, United Kingdom, Mexico and All Other

EXHIBIT 6

COTT CORPORATION
SUPPLEMENTARY INFORMATION - NON-GAAP ADJUSTED OPERATING INCOME and ADJUSTED OPERATING PROFIT
(in millions of U.S. dollars, U.S. GAAP)
Unaudited

	For the Three Months Ended		For the Years Ended
	December 27, 2008	December 29, 2007	December 27, 2008	December 29, 2007
Operating loss	$(15.6)	$(72.6)	$(113.0)	$(54.5)

Reconciling Items:
Restructuring	0.1	0.8	6.7	24.3
Goodwill impairment	—	55.8	69.2	55.8
Asset Impairments	10.0	9.8	37.0	10.7

Adjusted operating income (loss)	(5.5)	(6.2)	$(0.1)	$36.3

Addbacks for adjusted operating profit (loss):
Executive severance and transition costs	—	—	6.8	—
Interim CEO compensation in respect of share price	0.1	—	0.8	—
Accelerated amortization associated with trademark write-offs	—	—	3.0	—
Accelerated amortization associated with software	(1.8)	—	0.9	—
Expense of previously capitalized software costs	—	—	4.5	—
Accelerated depreciation and inventory write-off for vending operations and pick-up costs	0.7	—	2.7	—
Settlement related to failed hot-fill bottling initative	—	—	1.5	—
Exchange Rate variance	1.8		1.8	—

Adjusted operating profit (loss)	(4.7)	(6.2)	21.9	36.3